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                                                                  Exhibit 3.5


                              Series C Cumulative
                          Redeemable Preferred Stock

                            ARTICLES SUPPLEMENTARY

                   CHARLES E. SMITH RESIDENTIAL REALTY, INC.

                        ------------------------------

                Articles Supplementary of Board of Directors
                  Classifying and Designating a Series of
                             Preferred Stock as
                       Series C Cumulative Redeemable
                             Preferred Stock and
                 Fixing Distribution and Other Preferences
                           and Rights of Such Series

                        ------------------------------

                         Dated as of January 30, 1998

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                   CHARLES E. SMITH RESIDENTIAL REALTY, INC.

                        ------------------------------

                Articles Supplementary of Board of Directors
                  Classifying and Designating a Series of
                             Preferred Stock as
                       Series C Cumulative Redeemable
                             Preferred Stock and
                 Fixing Distribution and Other Preferences
                           and Rights of Such Series

                        ------------------------------

    Charles E. Smith Residential Realty, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to section 2-602(b) of the Annotated Code of Maryland that:

    FIRST: Pursuant to authority granted by the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors on January 12, 1998 adopted a resolution designating and classifying 500 unissued and unclassified shares of capital stock as Series C Cumulative Redeemable Preferred Stock.

    SECOND: The following is a description of the Series C Cumulative Redeemable Preferred Stock, including the preferences, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other rights thereof:

    Section 1. Number of Shares and Designation. This class of preferred stock shall be designated as Series C Cumulative Redeemable Preferred Stock and the number of shares which shall constitute such series shall not be more than 500 shares, par value $0.01 per share, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors.

    Section 2. Definitions. For purposes of the Series C Preferred Shares, the following terms shall have the meanings indicated:

            "Additional Dividend Rate" means $15,000.00 per share per annum.

            "Affiliate" means, with respect to any specified Person, any Person that controls, or is controlled by, or is under common control with such specified Person.

             "Aggregate Purchase Price" shall mean, with respect to the purchase of any Property, without duplication, (i) Cash and Cash Equivalents paid as consideration for such purchase, plus (ii) the principal amount of any note delivered or other deferred payment to be made in connection with such purchase, plus (iii) the value of any other consideration delivered in connection with such purchase (including without limitation, shares of the Corporation and partnership interests of any kind in CESLP), provided that shares of the Corporation and partnership interests of any class in CESLP redeemable therefor (with or without the

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    passage of time) shall be valued based on the market price of such shares as reported on the New York Stock Exchange on the date of the closing of the applicable purchase.

              "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 0.5% plus the Federal Funds Rate for such day.

              "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series C Preferred Shares.

              "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

              "Call Date" shall mean February 1, 2028.

              "Capital Expenditures" means any expenditures for any item that would be treated or defined as a capital expenditure under GAAP.

              "Capital Leases" as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

              "Capital Reserve" shall mean, for any period, $62.50 for each residential unit for each fiscal quarter to occur during such period (in connection with any annualized calculation, the Capital Reserve used in such calculation shall also be annualized).

              "Cash and Cash Equivalents" shall mean (i) cash (excluding cash reserve accounts, tenant credit balances and pledged assets), (ii) direct obligations of the United States Government, including without limitation, treasury bills, notes and bonds, (iii) interest-bearing or discounted obligations of federal agencies and federal government-sponsored entities or pools of such instruments offered by banks, finance companies or other financial institutions and dealers, including without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass-through certificates, Federal National Mortgage Association bonds and notes and Federal Farm Credit System securities, (iv) time deposits, domestic and Euro-Dollar certificates of deposit, bankers acceptances, commercial paper, floating rate notes, other money market instruments and letters of credit, each issued by banks, finance companies or other financial institutions, (v) obligations of domestic corporations, including without limitation, commercial paper, bonds and debentures, (vi) repurchase agreements with banks, finance companies or other financial institutions and primary government security dealers fully secured by the U.S. Government or agency collateral equal to or exceeding the principal amount in a daily basis and held in safekeeping and (vii) real estate loan pool participations.

              "CESLP" means Charles E Smith Residential Realty, L.P., a Delaware limited partnership or its successor.

              "CES Share" means CESLP's percentage ownership of an Investment Affiliate or Consolidated Subsidiary, as the case may be.

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         "Change of Control" shall mean an occurrence of any of the following:

           (i) the acquisition, directly or indirectly, by any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after passage of time) of 50% or more of the Corporation's outstanding capital stock with voting power, under ordinary circumstances, to elect directors of the Corporation;

          (ii) (A) the Corporation consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets (including, but not limited to, real property investments) to any Person, or (B) any Person consolidates with, or merges with or into the Corporation, (unless no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, Beneficially Owns 50% or more of the securities of the surviving or transferee corporation); provided that the events described in this clause (ii) shall not be deemed to be a Change of Control if (1) the Persons who are shareholders of the Corporation immediately preceding such transaction as a group Beneficially Own at least 50% of the Corporation's shares after such transaction or (2) the sole purpose of such event is that the Corporation is seeking to change its domicile or to change its form of organization from a corporation to a statutory business trust; or

         (iii) the Corporation is liquidated or dissolved or adopts a plan of liquidation or dissolution; provided that no transaction described in (i) or (ii) above shall constitute a Change of Control unless the rating assigned to the Series C Preferred Shares by the Rating Agency on the Rating Determination Date is lower than the Initial Rating and the rating assigned to the Series C Preferred Shares by the Rating Agency immediately prior to the first public announcement of such transaction shall have been higher than the rating on the Rating Determination Date. The Company shall request the Rating Agency to reaffirm its rating promptly after such public announcement.

         "Common Shares" shall mean the shares of Common Stock, par value $0.01 per share, of the Corporation.

         "Consolidated EBITDA" for any period means the consolidated net income of CESLP (before extraordinary income or gains) as reported in the CESLP's financial statements filed with the Securities and Exchange Commission increased by the sum of the following (without duplication):

               (i) all ordinary income and state franchise taxes paid or accrued according to GAAP for such period and all such taxes paid or accrued by the Property Service Businesses according to GAAP for such period (in each case, other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that such gains were not included in Consolidated EBITDA);

               (ii) all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount);

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               (iii) depreciation and depletion reflected in such reported net income;

               (iv) amortization reflected in such reported net income including, without limitation, amortization of capitalized debt issuance costs (only to the extent that such amounts have not been previously included in the amount of Consolidated EBITDA pursuant to clause (ii) above), goodwill, other intangibles and management fees; and

               (v) any other non-cash charges or discretionary prepayment penalties, to the extent deducted from consolidated net income (including, but not limited to, income allocated to minority interests); minus the gains (and plus the losses) from extraordinary items or asset sales or write-ups or forgiveness of indebtedness included on the calculation of net income.

          "Consolidated Fixed Charges" for any period means the sum of:

               (i) all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount);

               (ii) preferred stock dividend requirements for such period, whether or not declared or paid; and

               (iii) regularly scheduled amortization of principal during such period (other than any balloon payments at maturity).

          "Consolidated Subsidiary" means at any date, any Subsidiary or other entity which is consolidated with the Corporation or CESLP in accordance with GAAP.

          "Contingent Obligation" as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person's balance sheet in accordance with GAAP and (ii) any obligation required to be disclosed in the footnotes to such Person's financial statements, with respect to a guaranty by such Person of any Indebtedness or of any other Person. The amount of any Contingent Obligation described in clause (ii), with respect to a guaranty of interest and principal, shall be deemed to equal the Net Present Value of the sum of all payments required to be made thereunder, through, in the case of a guaranty of an interest only or of interest and principal, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder). Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (x) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to CESLP), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person's guaranteed obligations and (y) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.

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          "Dividend Payment Date" shall mean the 15th day (or if such day is not a Business Day, the next Business Day thereafter) of February, May, August and November of each year; commencing February 15, 1998.

          "Dividend Periods" shall mean the periods commencing on, and including, February 15, May 15, August 15, and November 15 of each year and ending on the date prior to the next succeeding Dividend Payment Date (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include February 14, 1998, and other than the Dividend Period during which any Series C Preferred Shares shall be redeemed pursuant to Section 5, which shall end on and include the Redemption Date with respect to the Series C Preferred Shares being redeemed).

          "Dividend Rate" means (i) the Initial Dividend Rate for all periods except when the Reduced Dividend Rate, the Increased Dividend Rate, or the Additional Dividend Rate is in effect; or (ii) the Reduced Dividend Rate from and including a Reduced Dividend Trigger Date; or (iii) the Increased Dividend Rate for any Dividend Period specified in Section 3(c)(iii) or 3(c)(iv)(A); or (iv) the Additional Dividend Rate for any Dividend Period specified in Section 3(c)(v).

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on such next succeeding Business Day and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Corporation on such day on such transactions as determined by the Corporation.

          "Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of Consolidated EBITDA to Consolidated Fixed Charges for the four fiscal quarters ending on or before such date for which financial statements are then available.

          "Fully Junior Shares" shall mean the Common Shares and any other class or series of shares of capital stock of the Corporation now or hereafter issued and outstanding over which the Series C Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

          "GAAP" means generally accepted accounting principles recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

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          "Increased Dividend Rate" means, following any Trigger Event, an amount equal to $9,910.00 per share per annum.

          "Indebtedness" as applied to any Person means, without duplication,
    (a) all indebtedness, obligations or other liabilities of such Person for borrowed money, (b) all indebtedness, obligations or other liabilities of such Person evidenced by securities or other similar instruments, (c) all Contingent Obligations of such Person with respect to obligations of another Person described in clauses (a), (b) or (d) through (h), (d) all reimbursement obligations and other liabilities of such Person with respect to letters of credit or banker's acceptances issued for such Person's account or other similar instruments for which a contingent liability exists, (e) all obligations of such Person to pay the deferred purchase price of property acquired by such Person (but not including items properly included as trade payables in accordance with GAAP), (f) all obligations in respect of Capital Leases of such Person, (g) all indebtedness, obligations or other liabilities of such Person or others secured by a voluntarily granted Lien on any asset of such Person (other than statutory Liens arising by operation of law), whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of, such Person, and (h) all indebtedness, obligations or other liabilities (other than interest expense liability) in respect of Interest Rate Contracts and foreign currency exchange agreements (other than Interest Rate Contracts purchased to hedge Indebtedness), in each case to the extent any such items described in clauses (a) through
    (h) would be included in accordance with GAAP as liabilities on the liability side of the balance sheet of such Person.

          "Initial Dividend Rate" means $7,910.00 per share per annum.

          "Initial Rating" means BB+.

          "Interest Rate Contracts" means, collectively, interest rate swap, collar, cap or similar agreements providing interest rate protection.

          "Investment Affiliate" means any Person in whom CESLP holds an equity interest, directly or indirectly, whose financial results are not consolidated under GAAP with the financial results of CESLP on the consolidated financial statements of CESLP.

          "Issue Date" shall mean the date on which the first Series C Preferred Shares are issued.

          "Junior Shares" shall mean the Common Shares and any other class or series of capital stock of the Corporation now or hereafter issued and outstanding over which the Series C Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

          "Land" means unimproved real estate, including future phases of a partially completed project, owned or leased for the purpose of future development of improvements. For purposes of the foregoing definition, "unimproved" shall mean Land on which the construction of building improvements has not commenced or has been discontinued for a continuous period longer than sixty (60) days prior to completion.

          "Lease-Up Property" means any Property which has been substantially completed within the preceding two (2) year period and which has not been occupied by tenants under

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    bona fide leases totaling at least seventy-five percent (75%) of the residential units in such Property for at least four (4) consecutive fiscal quarters.

          "Leverage Ratio" means the percentage determined by dividing the Total Debt of CESLP by Market Value.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest in respect of such asset. For the purposes of these Articles Supplementary, the Corporation, CESLP or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Liquidation Preference" means an amount per Series C Preferred Share equal to $100,000.

          "Make-Whole Amount" means, in connection with any redemption of the Series C Preferred Shares pursuant to Section 5(a)(ii), an amount with respect to each Series C Preferred Share equal to the excess, if any of
    (i) the sum of (A) the aggregate of the present values as of the applicable Redemption Date or Repurchase Date of the dividends payable thereon at the Initial Dividend Rate on each Dividend Payment Date occurring on or prior to the Call Date (exclusive of dividends accrued to the Redemption Date) that would have been payable in respect of such Series C Preferred Share if such redemption had not been made, determined by discounting, on a quarterly basis, each such dividend payment at the Reinvestment Rate (determined on the third Business Day preceding the date notice of such redemption is given) from the respective Dividend Payment Date on which such dividend would have been payable if such redemption had not been made, to the Redemption Date or Repurchase Date, plus (B) the present value as of the applicable Redemption Date or Repurchase Date of a payment equal to the amount that would be payable if such Series C Preferred Share were redeemed by the Corporation on the Call Date, pursuant to Section 5(a)(i) (including accrued and unpaid dividends from the first day of the Dividend Period in which such redemption would have occurred to such Redemption Date or Repurchase
    Date), determined by discounting, on a quarterly basis, such payment at the Reinvestment Rate (determined on the third Business Day preceding the date notice of such redemption is given) from the Call Date to the Redemption Date or Repurchase Date, over (ii) the Liquidation Preference of such Series C Preferred Share.

          "Market Value" means the sum, without duplication, of (i) the book value of all Unrestricted Tangible Assets, plus (ii) for all income-producing residential rental Properties, other than Lease-Up Properties, owned and operated by CESLP or a Consolidated Subsidiary for at least two (2) consecutive fiscal quarters but less than four (4) fiscal quarters, the estimated market value thereof, as determined by dividing the annualized aggregate Net Operating Income of such Properties for the number of fiscal quarters actually owned, less the annualized Capital Reserve for such Properties, by a nine percent (9%) capitalization rate, plus (iii) for all income-producing residential rental Properties, other than Lease-Up Properties, owned and operated by CESLP or a Consolidated Subsidiary for four (4) fiscal quarters or more, the estimated market value thereof, as determined by dividing the aggregate Net Operating Income of such Properties for the immediately preceding four (4) fiscal quarters, less the annualized Capital Reserve for such Properties, by a nine percent


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    (9%) capitalization rate, plus (iv) for all income-producing retail
    Properties owned and operated by CESLP or a Consolidated Subsidiary for at least two (2) consecutive fiscal quarters but less than four (4) consecutive fiscal quarters, the estimated market value thereof, as determined by dividing the annualized aggregate Net Operating Income of such Properties for the number of fiscal quarters actually owned, less the annualized Retail Capital Reserve Reduction Amount for such Properties, by a ten percent (10%) capitalization rate, plus (v) for all income-producing retail Properties owned and operated by CESLP or a Consolidated Subsidiary for four (4) consecutive fiscal quarters or more, the estimated market value thereof, as determined by dividing the aggregate Net Operating Income of such Properties for the immediately preceding four (4) fiscal quarters, less the annualized Retail Capital Reserve Reduction Amount for such Properties, by a ten percent (10%) capitalization rate, plus (vi) for any Properties owned and operated by CESLP or a Consolidated Subsidiary for a period of less than two (2) consecutive fiscal quarters, the Aggregate Purchase Price for such Properties, plus (vii) for the Property Service Businesses, the estimated market value thereof, determined by dividing the Propert Service Business EBITDA for such Property Service Businesses for the immediately preceding four (4) fiscal quarters by a fourteen percent (14%) capitalization rate, plus (viii) the estimated market value of each Lease-Up Property and of all Properties which are not revenue generating, such as Land and Properties under Development, based upon the lower of (A) the cost of such Properties or (B) the estimated market value of such Property plus
    (ix) the CES Share of the estimated market value of any Property owned by any Investment Affiliate determined based upon the status of such Property in accordance with the applicable preceding subparagraphs (ii) through (viii).

          "Net Operating Income" means, for any period with respect to any Property, the net operating income of such Property for such period (i) determined in accordance with GAAP, (ii) determined in accordance with past practices of CESLP, (iii) inclusive of an allocation of reasonable management fees and administrative costs to each Property and (iv) exclusive of any deduction for depreciation, amortization or interest expense.

          "Net Present Value" shall mean, as to a specified or ascertainable dollar amount, the present value, as of the date of calculation of any such amount using a discount rate equal to the Base Rate in effect as of the date of such calculation.

          "Parity Shares" shall have the meaning set forth in Section 8(b).

          "Paying Agent" means any Person authorized by the Corporation to make payments of the Repurchase Price with respect to the Series C Preferred Shares on behalf of the Corporation.

          "Permitted Holder" shall mean any of Robert H. Smith, Robert P. Kogod, any member of their immediate families, and any of their respective Affiliates.

          "Person" shall mean any individual, firm, partnership, corporation, association, limited liability company, trust or other entity or organization, (including a government or political subdivision or an agency or instrumentality thereof), and shall include any successor (by merger or otherwise) of such entity or organization.

          "Prime Rate" means the rate of interest publicly announced by PNC Bank, National Association in Pittsburgh, Pennsylvania from time to time as its the Prime Rate, or if PNC

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    Bank, National Association is no longer the administrative agent for the
    Corporation's revolving credit facility, then such other administrative agent as designated under the Corporation's revolving credit facility, or, if there is no such revolving credit facility, the rate published on the date of determination (or, if it is not a Business Day, the immediately preceding Business Day) as the "Prime Rate" under the heading "Money Rates" in the Wall Street Journal.

          "Properties Under Development" means Properties primarily used for residential rental purposes owned by CESLP, a Consolidated Subsidiary or an Investment Affiliate and on which CESLP, a Consolidated Subsidiary or an Investment Affiliate has commenced and continues to pursue construction of a building or other improvements, provided that any such Property will no longer be considered a Property under Development when seventy-five percent (75%) of the rental units contained therein are occupied by tenants under leases.

          "Property" means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other tangible asset owned by such Person.

          "Property Service Businesses" means any Person primarily engaged in providing services to owners of real property, including Smith Realty, Company, Consolidated Engineering Services, Inc. and Smith Management Construction, Inc., so long as the Company and/or CESLP shall own, directly or indirectly, 50.1% or more of the economic interests therein.

          "Property Service Business EBITDA" means, for any period (i) net income for such Property Service Business for such period, plus (ii) depreciation and amortization expense and other non-cash items deducted in the calculation of net income for such period, plus (iii) interest expense deducted in the calculation of net income for such period, plus
    (iv) all federal, state, local and foreign income and gross receipts taxes deducted the calculation of net income for such period, minus (v) the gains (and plus the losses) from extraordinary items or asset sales or write-ups or forgiveness of indebtedness included in the calculation of net income, for such period, all of the foregoing without duplication.

          "Rating Agency" shall mean Duff & Phelps Credit Rating Company ("DCR") or its successor, or if DCR is not the Rating Agency, then another rating agency acceptable to holders of a majority of the outstanding Series C Preferred Shares.

          "Rating Determination Date" shall mean the earlier of (i) the date following the public announcement of a Change of Control or REIT Termination Event, as the case may be, on which the Rating Agency first affirms or changes the rating of the Corporation or its preferred stock and (ii) the date six (6) months after occurrence of a Change of Control or REIT Termination Event, as the case may be, or, if such date is not a Business Day, the next Business Day, unless on such date the Corporation or its preferred stock has been placed on a credit watch with negative implications by the Rating Agency in which event the Rating Determination Date shall be the first date thereafter on which the ratings relating to the Corporation or its preferred stock have been either affirmed or changed.

          "Redemption Date" shall mean the date specified in the notice to holders required under Section 5(d) as the date for redemption of Series C Preferred Shares pursuant to Section 5.

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          "Reduced Dividend Rate" means an amount equal to the Initial
    Dividend Rate less $250.00 per share per annum.

          "Reduced Dividend Trigger Date" means the date on which the Series C Preferred Shares first receive a public or shadow rating of BBB- or higher by the Rating Agency.

          "Reinvestment Rate" means the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Call Date, as of the payment date of the Series C Preferred Shares being redeemed. If no maturity exactly corresponds to such Call Date, yields for the two published maturities most closely corresponding to such Call Date shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Corporation.

          "REIT Termination Event" shall mean the earliest to occur of:

          (i) the filing of a federal income tax return by the Corporation for any taxable year on which the Corporation does not elect to be taxed as a real estate investment trust;

          (ii) the approval by the stockholders of the Corporation of a proposal for the Corporation to cease to qualify as a real estate investment trust for United States federal income tax purposes;

          (iii) the public announcement by the Company that it has ceased to qualify as a real estate investment trust; or

          (iv) a "determination" within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended, that the Corporation has ceased to qualify as a real estate investment trust.

    None of the foregoing events shall be deemed to constitute a REIT Termination Event, if the Board of Directors shall have received an opinion from nationally recognized independent tax counsel experienced in such matters to the effect that, on or after the Issue Date, as a result, directly or indirectly, of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice, or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "Administrative Action"), or (c) any amendment to, clarification of, or a change in the official position or the interpretation of any Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority, or regulatory body, irrespective of the manner in which such amendment, clarification, or change is made known, which amendment, clarification, or change is effective, or such pronouncement or decision is announced, in each case on or after the Issue Date (collectively, a "Change in Tax Law"), there is the creation, directly or indirectly, by such Change in Tax Law of more than an insubstantial risk that the Corporation will no longer be qualified to be taxed as a real estate investment trust for United States federal income tax purposes.

          "Repurchase Date" shall mean the date of repurchase of the Series C Preferred Shares or the date such payment is made available.

          "Repurchase Offer" shall have the meaning set forth in Section 6.

          "Repurchase Price" shall have the meaning set forth in Section 6.

          "Retail Capital Reserve" means for any period, $.0425 per square foot of retail improvements for each fiscal quarter to occur during such period (in connection with any annualized calculation, the Retail Capital Reserve used in such calculation shall also be annualized).

          "Retail Capital Reserve Reduction Amount" means the greater of (i) the Retail Capital Reserve for the applicable period or (ii) the actual Capital Expenditures incurred for the applicable period (in connection with any annualized calculation, the Retail Capital Reserve Reduction Amount used in such calculation shall also be annualized).

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Series C Preferred Shares" shall mean the shares of Series C Cumulative Redeemable Preferred Stock.

          "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of shares of capital stock ranking on a parity with the Series C Preferred Shares as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series C Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

          "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or such other comparable index which shall be designated by the Corporation.

          "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or having management control of any such entity are at the same time directly or indirectly owned by the Corporation or CESLP.

          "Total Debt" means all Indebtedness of CESLP, on a consolidated basis, and the CES Share of the Indebtedness of any Investment Affiliate (without offset or reduction in respect of prepaid interest, restructuring fees or similar items).

          "Transfer Agent" shall mean Smith Realty Company or such other agent or agents of the Corporation as may be designated by the Board of Directors or their designee as the transfer agent, registrar and dividend disbursing agent for the Series C Preferred Shares.

          "Trigger Event" shall mean the occurrence any of the following events prior to the Reduced Dividend Trigger Date:

          (i) As of the end of any fiscal quarter of the Corporation, the Leverage Ratio shall be greater than 60%; or

          (ii) As of the end of any fiscal quarter of the Corporation, the Fixed Charge Coverage Ratio shall be less than 1.5 to 1.0; or

          (iii) A REIT Termination Event shall have occurred, without the prior consent of holders of a majority of the outstanding Series C Preferred Shares, and the rating assigned to the Series C Preferred Shares by the Rating Agency on the Rating Determination Date shall be lower than the Initial Rating and the rating assigned to the Series C Preferred Shares by the Rating Agency immediately prior to the first public announcement of such REIT Termination Event shall have been higher than the rating on the Rating Determination Date. The Company shall request the Rating Agency to reaffirm its rating promptly after such public announcement.

          "Unrestricted Tangible Assets" means the tangible assets of CESLP and its Consolidated Subsidiaries other than real estate assets, security deposits, escrow accounts and other reserve accounts.

          "Voting Preferred Shares" shall have the meaning set forth in
    Section 8.

    Section 3. Dividends.

          (a) The holders of Series C Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash in an amount per share equal to the Dividend Rate. The dividends shall begin to accrue and shall be fully cumulative from the first day of the applicable Dividend Period, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates. Each such dividend shall be payable in arrears to the holders of record of Series C Preferred Shares as they appear in the records of the Corporation at the close of business on such record dates, not less than 10 nor more than 50 days preceding such Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not less than 10 nor more than 50 days preceding the payment date thereof, as may be fixed by the Board of Directors. Any dividend payment made on Series C Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to Series C Preferred Shares which remains payable.

          (b) Except as provided below, the amount of dividends referred to in Section 3(a) payable for each full Dividend Period on the Series C Preferred Shares shall be computed by dividing the applicable Dividend Rate by four. The initial Dividend Period will include a partial dividend for the period from the Issue Date until February 14, 1998. The amount of dividends payable for such period, or any other period shorter than a full Dividend Period, on the Series C Preferred Shares shall be computed on the basis of a 360-day year of twelve 30-day months. For any Dividend Period in which a Reduced Dividend Trigger Date occurs, the dividend amount for such Dividend Period shall be equal to the sum of: (x) the product of (i) the Initial Dividend Rate divided by four, times (ii) the number of days during the Dividend Period when the Reduced Dividend Rate is not in effect divided by (iii) the total number of days in the Dividend Period, plus (y) the product of (i) the Reduced Dividend Rate divided by four times (ii) the number of days during the Dividend Period when the Initial Dividend Rate is not in effect divided by (iii) the total number of days in the Dividend Period. Holders of Series C Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends, as herein provided, on the Series C Preferred Shares. The Reduced Dividend Rate shall remain in effect for all Dividend Periods after the Reduced Dividend Trigger Date. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Shares which may be in arrears.

          (c) In the event a Trigger Event shall have occurred, the Dividend Rate for any Dividend Period thereafter but prior to the Reduced Dividend Trigger Date shall be determined as follows:

          (i) The Dividend Rate for the Dividend Period in which such Trigger Event occurs and the immediately following two full Dividend Periods shall be the same as the Dividend Rate in effect immediately prior to the occurrence of such Trigger Event.

          (ii) In the event that such Trigger Event is no longer in effect as of the end of the second full Dividend Period following the occurrence of such Trigger Event, the provisions of this
                Section 3(c) shall no longer apply with respect to such Trigger Event.

          (iii) In the event that such Trigger Event continues to be in effect as of the end of the second full Dividend Period following the occurrence of such Trigger Event, then the Dividend Rate for the immediately following two full Dividend Periods shall be the Increased Dividend Rate.

          (iv) In the event that such Trigger Event is no longer in effect as of the end of the fourth full Dividend Period following the occurrence of such Trigger Event, then the Dividend Rate for the immediately following Dividend Period shall be (A) the Increased Dividend Rate if the Trigger Event was in effect as of the immediately preceding Dividend Payment Date or (B) if such Trigger Event shall not have been in effect as of the immediately preceding Dividend Payment Date, the Initial Dividend Rate, unless another Trigger Event shall have occurred, in which case the Dividend Rate shall be determined under this Section 3(c) with respect to such additional Trigger Event.

          (v) In the event that such Trigger Event continues to be in effect as of the end of the fourth full Dividend Period following the occurrence of such Trigger Event, then the Dividend Rate for the immediately following Dividend Period shall be the Additional Dividend Rate. The Dividend Rate shall continue to be the Additional Dividend Rate until such time as such Trigger Event shall not have been in effect for two consecutive Dividend Payment Dates, in which event the Dividend Rate for the Dividend Period ending on the second of such Dividend Payment Dates shall equal the Initial Dividend Rate, as applicable, unless another Trigger Event shall have occurred, in which case the Dividend Rate shall be determined under this Section 3(c) with respect to such additional Trigger Event.

          (vi) The provisions of this Section 3(c) shall not apply with respect to any Dividend Period ending on or after the Reduced Dividend Trigger Date.

          (d) So long as any Series C Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series C Preferred Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series C Preferred Shares and accumulated and unpaid on such Parity Shares.

          (e) So long as any Series C Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Corporation, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series C Preferred Shares and any other Parity Shares of the Corporation shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Dividend Periods with respect to the Series C Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series C Preferred Shares and the current dividend period with respect to such Parity Shares.

          (f) No distributions on Series C Preferred Shares shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

    Section 4. Liquidation Preference.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Series C Preferred Shares shall be entitled to receive an amount per Series C Preferred Share equal to the sum of (i) the Liquidation Preference plus (ii) an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series C Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series C Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or conveyance of all or substantially all of the Corporation's property or business or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

          (b) Subject to the rights of the holders of shares of any series or class or classes of shares of capital stock ranking on a parity with or prior to the Series C Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series C Preferred Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Shares shall not be entitled to share therein.

    Section 5. Redemption at the Option of the Corporation.

          (a) The Series C Preferred Shares shall not be redeemable by the Corporation except as follows:

          (i) On and after the Call Date and on any Dividend Payment Date thereafter, the Corporation, at its option, may redeem the Series C Preferred Shares, in whole at any time, or from time to time in part, out of funds legally available therefor at a redemption price per Series C Preferred Share payable in cash equal to sum of (A) the Liquidation Preference plus (B) all dividends (whether or not earned or declared) accrued and unpaid thereon to the Redemption Date.

          (ii) At any time after a Trigger Event shall have occurred and be continuing, but prior to the Reduced Dividend Trigger Date, the Corporation shall have the right to redeem all (but not less than all) of the outstanding Series C Preferred Shares at a redemption price per Series C Preferred Share equal to the sum of (i) the Liquidation Preference plus (ii) all dividends (whether or not earned or declared) accrued and unpaid thereon to the Redemption Date plus (iii) the Make-Whole Amount as of the Redemption Date.

          (b) Upon any redemption of Series C Preferred Shares pursuant to this Section 5, the Corporation shall pay all accrued and unpaid dividends, if any, thereon to the Redemption Date, without interest. If the Redemption Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series C Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding any redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Shares called for redemption.

          (c) If full cumulative dividends on the Series C Preferred Shares and any other class or series of Parity Shares of the Corporation have not been declared and paid or declared and set apart for payment for all dividend periods ended on or before the Redemption Date, the Series C Preferred Shares may not be redeemed under this Section 5 in part and the Corporation may not purchase or acquire Series C Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Shares.

          (d) Notice of the redemption of any Series C Preferred Shares under this Section 5 shall be mailed by first-class mail to each holder of record of Series C Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation's records, not less than 30 nor more than 90 days prior to the Redemption Date. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Redemption Date; (2) the number of Series C Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; (4) the place or places at which certificates for such shares are to be surrendered; and (5) that dividends on the shares to be redeemed shall cease to accrue on such Redemption Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), except as otherwise provided herein, (i) dividends on the Series C Preferred Shares so called for redemption shall cease to accrue, (ii) such shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series C Preferred Shares of the Corporation shall cease (except the rights to receive the cash payable upon redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series C Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Series C Preferred Shares to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

          As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series C Preferred Shares are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding Series C Preferred Shares not previously called for redemption pro rata (as nearly as may be), by lot or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all the Series C Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

    Section 6. Change of Control.

          (a) If a Change of Control shall occur prior to the Reduced Dividend Trigger Date, then the following provisions shall apply:

          (i) Each holder of Series C Preferred Shares shall have the right to require the Corporation, to the extent that the Corporation shall have funds legally available therefor, to repurchase all (but not less than all) of such holder's Series C Preferred Shares held on the date that such holder receives the notice described in subsection 6(a)(ii) at a repurchase price (the "Repurchase Price") payable in cash in an amount equal to the sum of (i) the Liquidation Preference plus (ii) all dividends (whether or not earned or declared) accrued and unpaid thereon to the Repurchase Date, plus (iii) the Make-Whole Amount computed as of the Repurchase Date, pursuant to the offer described below.

          (ii) Within 15 days following the Corporation becoming aware that a Change of Control has occurred, the Corporation shall mail by first class mail or overnight courier a notice (the "Repurchase Offer") to each holder of Series C Preferred Shares stating (A) that a Change of Control has occurred and that such holder has the right to require the Corporation to repurchase all Series C Preferred Shares then held by such holder in cash; (B) the Repurchase Date (which shall be a Business Day, no earlier than 30 days and no later than 60 days from the date such notice is mailed, or such later date as may be necessary to comply with the requirements of the Exchange Act); (C) the Repurchase Price;
                (D) the place or places at which certificates for such shares are to be surrendered; (E) that dividends on the shares to be repurchased shall cease to accrue on such Repurchase Date except as otherwise provided herein; and (F) the instructions determined by the Corporation, consistent with this subsection, that such holder must follow in order to have its Series C Preferred Shares repurchased.

          (iii) On the Repurchase Date, the Corporation shall, to the extent lawful (and to the extent any payment is unlawful, promptly after the date on which such payment thereafter becomes lawful), accept for payment Series C Preferred Shares tendered pursuant to the Repurchase Offer described in Subsection 6(a)(ii). The Corporation's obligation to provide cash in accordance with Subsection 6(a)(ii) shall be deemed fulfilled if, on or before the Repurchase Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, necessary for such repurchase, in trust, with irrevocable instructions that such cash be applied to the repurchase of the Series C Preferred Shares so called for repurchase. No interest shall accrue for the benefit of the holders of Series C Preferred Shares to be repurchased on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Repurchase Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for repurchase shall look only to the general funds of the Corporation for the payment of such cash.

          (iv) As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been repurchased.

          (b) Notwithstanding anything else herein, to the extent they are applicable to any Repurchase Offer, the Corporation will comply with any federal and state securities laws, rules and regulations and all time periods and requirements shall be adjusted accordingly.

          (c) The provisions of this Section 6 shall not apply with respect to any Change of Control occurring on or after the Reduced Dividend Trigger Date.

    Section 7. Shares To Be Retired. All Series C Preferred Shares which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of capital stock of the Corporation, without designation as to class or series.

    Section 8. Ranking. Any class or series of shares of capital stock of the Corporation shall be deemed to rank:

          (a) prior to the Series C Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series C Preferred Shares;

          (b) on a parity with the Series C Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Series C Preferred Shares, if the holders of such class or series and the Series C Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Shares"); the Series A Cumulative Convertible Redeemable Preferred Stock and Series B Cumulative Convertible Redeemable Preferred Stock of the Corporation are Parity Shares;

          (c) junior to the Series C Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Shares; and

          (d) junior to the Series C Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Shares.

    Section 9. Voting. If and whenever six quarterly dividends (whether or not consecutive) payable on the Series C Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two and the holders of Series C Preferred Shares, together with the holders of shares of every other series of Parity Shares (any such other series, the "Voting Preferred Shares"), voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series C Preferred Shares and the Voting Preferred Shares called as hereinafter provided. Whenever all arrears in dividends on the Series C Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series C Preferred Shares and the Voting Preferred Shares to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearage in quarterly dividends), and the terms of office of all persons elected as directors by the holders of the Series C Preferred Shares and the Voting Preferred Shares shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series C Preferred Shares and the Voting Preferred Shares, the Secretary of the Corporation may, and upon the written request of any holder of Series C Preferred Shares (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series C Preferred Shares and of the Voting Preferred Shares for the election of the directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the

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Secretary within 20 days after receipt of any such request, then any holder of Series C Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the records of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Series C Preferred Shares and the Voting Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Series C Preferred Shares and the Voting Preferred Shares or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

    So long as any Series C Preferred Shares are outstanding, in addition to any other vote or consent of stockholders required by law or by the Corporation's Articles of Incorporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Series C Preferred Shares given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

          (a) Any amendment, alteration or repeal of any of the provisions of the Corporation's Articles of Incorporation, the Corporation's By-Laws or these Articles Supplementary that materially and adversely affects the voting powers, rights or preferences of the holders of the Series C Preferred Shares; provided, however, that the amendment of the provisions of the Corporation's Articles of Incorporation so as to authorize or create or to increase the authorized amount of, any Fully Junior Shares, Junior Shares that are not senior in any respect to the Series C Preferred Shares or any Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series C Preferred Shares; or

          (b) A share exchange that affects the Series C Preferred Shares, a consolidation with or merger of the Corporation into another entity, or a consolidation with or merger of another entity into the Corporation, unless in each such case each Series C Preferred Share (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Series C Preferred Share (except for changes that do not materially and adversely affect the holders of the Series C Preferred Shares); or

          (c) The authorization, reclassification or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior to the Series C Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends;

provided, however, that no such vote of the holders of Series C Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series C Preferred Shares at the time outstanding.

    For purposes of the foregoing provisions of this Section 9, each Series C Preferred Share shall have one (1) vote per share, except that when any other series of Preferred Shares shall have the

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

right to vote with the Series C Preferred Shares as a single class on any matter, then the Series C Preferred Shares and such other series shall have with respect to such matters one (1) vote per $28.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Series C Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any Corporation action.

    Section 10. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any Series C Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

    Section 11. Reporting. For so long as the provisions of Section 3(c) remain in effect, the Corporation shall include in its periodic financial reports provided to holders of the Series C Preferred Shares a computation of the Leverage Ratio and the Fixed Charge Coverage Ratio as of the end of the most recent fiscal quarter of the Corporation for which financial statements are included in such reports.


                   [Page Break Intentionally Inserted]

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    IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be duly executed by its President and attested by its Secretary this 29th day of January, 1998.

                                       CHARLES E. SMITH RESIDENTIAL REALTY, INC.

                                   By: /s/ Ernest A. Gerardi, Jr.
                                       ---------------------------
                                       By: Ernest A. Gerardi, Jr.
                                       Its: President

    I, Robert D. Zimet, Secretary, hereby acknowledge on behalf of Charles E. Smith Residential Realty, Inc. that the foregoing Articles Supplementary are the corporate act of said corporation under the penalties of perjury.

Attest:

/s/ Robert D. Zimet

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